CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our

report dated November 18, 2005 on the financial statements and financial highlights of FundX Upgrader Fund, the FundX Aggressive Upgrader Fund, the FundX Conservative

Upgrader Fund, and the FundX Flexible Income Fund, each a series of shares of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the

2005 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 22, 2006